Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Raymond A. Low

Chief Financial Officer

(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces Third Quarter 2010 Financial Results

•      Q3 FY 2010 Net Revenues: $26.8 million

•      Q3 FY 2010 GAAP Gross Margin: 39.3 percent

•      Q3 FY 2010 GAAP Net Income: $5.6 million; $0.17 per share (diluted)

FREMONT, Calif., Oct 28, 2010 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Results

Revenue for the third quarter of 2010 was $26.8 million, compared with $23.2 million in the second quarter of 2010, and $16.8 million in the third quarter of 2009.

Total gallium arsenide (GaAs) substrate revenue was $19.2 million for the third quarter of 2010, compared with $16.2 million in the second quarter of 2010, and $13.3 million in the third quarter of 2009. Indium phosphide (InP) substrate revenue was $955,000 for the third quarter of 2010, compared with $1.1 million in the second quarter of 2010, and $688,000 in the third quarter of 2009. Germanium (Ge) substrate revenue was $2.3 million for the third quarter of 2010 compared with $1.6 million in the second quarter of 2010 and $1.8 million in the third quarter of 2009. Raw materials sales were $4.4 million for the third quarter of 2010, compared with $4.2 million in the second quarter of 2010 and $1.0 million in the third quarter of 2009.

Gross margin was 39.3 percent of revenue for the third quarter of 2010. By comparison, gross margin in the second quarter of 2010 was 36.8 percent of revenue. Gross margin was 32.9 percent of revenue for the third quarter of 2009.

Operating expenses were $3.8 million in the third quarter of 2010, compared with $3.6 million in the second quarter of 2010. Operating expenses in the third quarter of 2009 were $3.7 million.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Income from operations for the third quarter of 2010 was $6.7 million compared with income from operations of $5.0 million in the second quarter of 2010, and income from operations of $1.9 million in the third quarter of 2009.

Net interest and other income for the third quarter of 2010 was $442,000, which included an unrealized foreign exchange gain of $210,000. This compares with net interest and other income of $1.6 million in the second quarter of 2010, which included $1.2 million, net, sales tax refund and an unrealized foreign exchange gain of $230,000, and net interest and other income of $677,000 in the third quarter of 2009, which included an unrealized foreign exchange gain of $302,000.

Net income in the third quarter of 2010 was $5.6 million or $0.17 per diluted share compared with net income of $5.5 million or $0.17 per diluted share in the second quarter of 2010, and with a net income of $2.1 million or $0.07 per diluted share in the third quarter of 2009. Excluding the $1.2 million, net, sales tax refund or $0.04 per diluted share, our net income in the second quarter of 2010 was $4.3 million or $0.13 per diluted share

Management Qualitative Comments

“Q3 was another strong quarter for AXT,” said Morris Young, chief executive officer.  “Solid demand in all of our key end markets coupled with great execution across our organization allowed us to deliver outstanding financial results and continued increases in our market share and customer penetration.  Not only did we exceed our revenue expectations, our gross margin performance was the highest it has been in many years. We continue to see growing momentum in the long-term secular trends that are fueling our growth, including the adoption of smartphones and other intelligent wireless devices, the proliferation of LED applications and the expansion of photovoltaic technology.  These trends are opening up exciting opportunities for our business that we believe will extend for years to come.”

Outlook for Fourth Quarter, Ending December 31, 2010

AXT estimates revenue for the fourth quarter will increase to between $28.0 million and $29.0 million. The company estimates that net income per share will be between $0.15 and $0.17, which takes into account our weighted average share count of approximately 32.4 million shares.

Conference Call

The company will also host a conference call to discuss these results on October 28, 2010 at 1:30 p.m. PDT. The conference call can be accessed at (719) 325-4760 (passcode 6968854). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 6968854) until November 4, 2010. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic

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communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the fourth quarter of 2010, the current and long-term growth and trends in the demand for our products, the outlook for sales of wireless devices and the adoption of and investment in LED technology, the change in the composition of our revenues by product, and the positioning of the company in terms of capacity, raw material access and cost-structure within the industry.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$26,809	$16,819	$68,627	$37,528
Cost of revenue	16,278	11,281	42,829	29,711
Gross profit	10,531	5,538	25,798	7,817

Operating expenses:
Selling, general and administrative	3,347	3,323	9,805	10,815
Research and development	462	360	1,428	1,175
Restructuring charge	—	—	—	507
Total operating expenses	3,809	3,683	11,233	12,497
Income (loss) from operations	6,722	1,855	14,565	(4,680)
Interest income (expense), net	26	39	16	117
Other income (expense), net	442	638	2,077	537

Income (loss) before provision for income taxes	7,190	2,532	16,658	(4,026)
Provision for income taxes	871	201	1,677	513
Net income (loss)	6,319	2,331	14,981	(4,539)

Less: Net income (loss) attributable to noncontrolling interest	(680)	(210)	(1,227)	(136)
Net income (loss) attributable to AXT, Inc.	$5,639	$2,121	$13,754	$(4,675)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.18	$0.07	$0.44	$(0.16)
Diluted	$0.17	$0.07	$0.42	$(0.16)

Weighted average number of common shares outstanding:
Basic	30,944	30,475	30,853	30,449
Diluted	32,509	30,911	32,170	30,449

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2010	2009
Assets:
Current assets
Cash and cash equivalents	$23,393	$16,934
Short-term investments	17,606	18,469
Accounts receivable, net	18,977	15,362
Inventories, net	33,153	27,718
Prepaid expenses and other current assets	3,451	2,411
Total current assets	96,580	80,894

Property, plant and equipment, net	22,709	20,853
Other assets	6,313	6,199

Total assets	$125,602	$107,946

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$5,979	$5,571
Accrued liabilities	6,557	4,566
Current portion of long-term debt	—	76
Total current liabilities	12,536	10,213

Long-term debt, net of current portion	0	420
Other long-term liabilities	30	62
Total liabilities	12,566	10,695

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	189,140	187,901
Accumulated deficit	(87,376)	(101,130)
Other comprehensive income	4,276	4,300
Total AXT, Inc. stockholders’ equity	109,572	94,603

Noncontrolling interest	3,464	2,648
Total stockholders’ equity	113,036	97,251

Total liabilities and stockholders’ equity	$125,602	$107,946